UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 8, 2007
RYDER SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11690 NW 105th Street
Miami, Florida	33178
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 500-3726
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Directors
On February 8, 2007, our Board of Directors, upon the recommendation of the Board’s Corporate Governance and Nominating Committee, elected Luis P. Nieto, Jr., President of the Refrigerated Foods Group for ConAgra Foods Inc., to serve as a director for a term of office expiring at our 2007 Annual Meeting of Shareholders. Mr. Nieto was also appointed to the Board’s Audit Committee and Corporate Governance and Nominating Committee.
The Board has determined that Mr. Nieto qualifies as independent under the independence standards set forth in the NYSE corporate governance listing standards. There are no arrangements or understandings between Mr. Nieto and other persons with respect to his appointment as a director. We plan to enter into a Director Indemnification Agreement with Mr. Nieto, the form of which was previously filed with the Commission on October 10, 2006.
A press release announcing Mr. Nieto’s election to the Board is filed with this report as Exhibit 99.1.
Departure of Directors
On February 9, 2007, Daniel H. Mudd, a member of our Board of Directors, notified us of his decision to resign his position as a director effective at our 2007 Annual Meeting of Shareholders to be held on May 4, 2007. Mr. Mudd’s decision to resign as a director was not due to any disagreement with us on any matter relating to our operations, policies or practices.
Compensatory Arrangements of Certain Officers
On February 9, 2007, the Compensation Committee of our Board approved compensation actions for certain of our “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K). In addition, our independent directors approved certain compensation actions for Gregory T. Swienton, our Chief Executive Officer.
2006 Cash Incentive Plan Payouts. The Compensation Committee (and the independent directors with respect to Mr. Swienton) approved the cash payouts earned under the 2006 annual cash incentive awards and determined the amounts earned under our Long-Term Incentive Plan for 2006 performance, in each case, in accordance with the terms and conditions of the awards which were previously filed with the Securities and Exchange Commission.
2007 Cash Incentive Awards. The Compensation Committee and the independent directors approved the terms and conditions of the 2007 annual cash incentive awards granted to our CEO and the other named executive officers under the Plan. Each award provides for the payment of a target bonus amount (expressed as a percentage of the executive’s base salary, which percentages are consistent with the percentages in effect for the 2006 annual cash incentive awards) based on the achievement of certain levels of operating revenue, return on capital and earnings per share. The terms and conditions of the 2007 annual cash incentive awards are materially consistent with the terms and conditions of the 2006 awards.
2007 Equity Awards. The Compensation Committee and the independent directors also approved the grant of stock options and performance-based restricted stock rights to the named executive officers under the Ryder System, Inc. 2005 Equity Compensation Plan (the “Plan”). The performance-based restricted stock rights will vest based on our total shareholder return (generally the change in our stock price over the performance period plus dividends paid) relative to the total shareholder return of the S&P 500 for the three—year performance period ending on December 31, 2009. As part of the restricted stock award, if the restricted stock vests, the participants will also receive a cash award designed to approximate the amount of the participant’s tax liability relating to the restricted stock. The terms and conditions of the options and performance-based restricted stock rights are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
The following exhibits are filed as part of this Report on Form 8-K:
Exhibit 10.1: Terms and Conditions applicable to the Stock Options granted under the Ryder System, Inc. 2005 Equity Compensation Plan.
Exhibit 10.2: Terms and Conditions applicable to the Performance-Based Restricted Stock Rights and Related Cash Awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan.
Exhibit 99.1: Press Release dated February 14, 2007 announcing the election of Luis P. Nieto, Jr., as a director of Ryder System, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Robert D. Fatovic
Robert D. Fatovic, Executive Vice
President, General Counsel and Corporate Secretary